Exhibit 99.(a)(4)

Certificate of Amendment

to the

Agreement and Declaration of Trust

of

DLJ High Yield Bond Fund

The undersigned, being the (majority of the) Trustees of DLJ High Yield Bond Fund (the “Trust”), a Delaware business trust governed by a written Agreement and Declaration of Trust (the “Declaration of Trust”) dated April 24, 1998 that was duly executed, DO HEREBY CERTIFY that:

1.                                       On May 31, 2001, the Trustees of the Trust, pursuant to Section 11.3 of the Declaration of Trust, duly adopted an amendment to the Fund’s Declaration of Trust whereby the first sentence of Section 1.1 of the Agreement and Declaration of Trust was amended to read as follows:

1.1 Name. This Trust shall be known as “Credit Suisse High Yield Bond Fund” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine;

2.                                       On February 1, 2001, the Trustees of the Trust, pursuant to the Section 11.3 of the Declaration of Trust, duly adopted an amendment to the Fund’s Declaration of Trust whereby Section 2.1 was amended, in its entirety, to read:

2.1 Number and Qualification. Prior to a public offering of Shares, there may be a sole Trustee and thereafter, the number of Trustees shall be no less than three or more than fifteen, provided, however, that the number of trustees may be increased or decreased by a written instrument signed by a majority of the Trustees then in office. No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his term.  An individual nominated as a Trustee shall be at least 21 years of age at the time of nomination and not under any legal disability. Trustees need not own shares and may succeed themselves in office.

The undersigned have executed this certificate as of the date set forth below.

/s/ Enrique R. Arzac	April 10, 2002
Enrique R. Arzac

/s/ Lawrence J. Fox	April 10, 2002
Lawrence J. Fox

/s/ James S. Pasman, Jr.	April 10, 2002
James S. Pasman, Jr.